Exhibit 99.1

Press Release

For Immediate News Release

November 2, 2012

MISSION WEST PROPERTIES ANNOUNCES AGREEMENT

TO SELL ITS PROPERTIES

CUPERTINO, CALIFORNIA — Mission West Properties, Inc. (NASDAQ: MSW) today announced that it has entered into two agreements to dispose of all of its real estate assets for an enterprise value of approximately $1.3 billion, which was unanimously approved by its Board of Directors. Mission West has agreed to sell certain of its real estate assets to a joint venture entity sponsored by affiliates of Divco West and TPG Real Estate in exchange for approximately $400 million in cash and $398 million in assumed debts and other obligations. In addition, Mission West has agreed that certain operating partnerships (each, an “O.P.”) will retain their remaining assets and liabilities with an approximate net value of $525 million and the non-converting limited partners will retain an ownership interest in those operating partnerships.

Following completion of these transactions, Mission West intends to liquidate after satisfying outstanding debts, applicable taxes and related transaction costs. Mission West currently estimates these transactions will result in a distribution to stockholders (and the O.P. unit holders that elect to redeem their O.P. units) in the range of $9.20 to $9.28 per share in cash, although the amount ultimately distributed to stockholders may be below this range. The estimated distribution amount includes the sales proceeds and an allocation for the final 2012 annual dividend in accordance with the REIT’s statutory distribution requirements.

Mission West currently expects the transactions to close by year end. However, Mission West’s ability to consummate the transactions is subject to stockholder approval and satisfaction of certain other conditions to closing. It is anticipated that Mission West stockholders of record as of November 2, 2012, the record date set for the special meeting, will be entitled to vote on the proposed transactions shortly before the proposed closing.

Company Profile

Mission West Properties, Inc. operates as a self-managed, self-administered and fully integrated REIT engaged in the management, leasing, marketing, development and acquisition of commercial R&D properties, primarily located in the Silicon Valley portion of the San Francisco Bay Area. Currently, the Company owns and manages 101 properties totaling approximately 7.6 million rentable square feet. For additional information, please contact the Company’s Chairman and CEO, Carl E. Berg, at 408-725-0700.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of these statements could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including management plans relating to the transactions;

the expected timing of the completion of the transactions; the parties’ ability to complete the transactions considering the various closing conditions, including obtaining stockholder approval; the estimated per share distribution following the transactions; estimated closing costs; the liquidation of the Company and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits of the transaction may not materialize as expected; that the transaction may not be timely completed, if at all; as well as the other risks detailed from time to time in Mission West’s SEC reports, including its report on Form 10-Q for the quarter ended June 30, 2012. Mission West has no obligation to update, or continue to provide information with respect to, any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

In connection with the proposed transaction, Mission West intends to file a definitive proxy statement and other relevant materials with the SEC. Before making any voting decision with respect to the proposed transactions, stockholders of Mission West are urged to read the proxy statement and other relevant materials because these materials will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by Mission West with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from Mission West at www.missionwest.com or by contacting Mission West Investor Relations at: (408) 725-0700.

Mission West and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders in favor of the proposed transactions. A list of the names of Mission West’s executive officers and directors and a description of their respective interests in Mission West are set forth in its report on Form 10-K/A for the year ended December 31, 2011, which was filed with the SEC on April 27, 2012, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended. Certain executive officers and directors of Mission West have interests in the proposed transactions that may differ from the interests of stockholders generally. These interests and any additional benefits in connection with the proposed transactions will be described in the definitive proxy statement.